Exhibit 10 (e)(3)
UK SUB-PLAN
under
THE SCOTTS MIRACLE-GRO COMPANY
2006 LONG-TERM INCENTIVE PLAN
     This Sub-Plan, adopted under The Scotts Miracle-Gro Company Long-Term Incentive Plan (the “Plan”), is made as of the 30th day of October, 2007, pursuant to resolutions adopted by the Compensation and Organization Committee of the Board of The Scotts Miracle-Gro Company (the “Company”), and the provisions of Article 21.9 of the Plan.
1.	Purpose. The purpose of this Sub-Plan is primarily to amend those provisions of the Plan which are required to be amended in order:
(a)	for grants made under the Plan, and communications concerning those grants, to be exempt from provisions of the United Kingdom Financial Services and Markets Act 2000; and

(b)	to take account of United Kingdom tax treatment;
with respect solely to grants made to officers and employees of the Company or one of its Subsidiaries who are residents of the United Kingdom. This Sub-Plan shall not apply to any other grants made under the Plan.
2.	Restricted Availability of Grants. Any grants made pursuant to this Sub-Plan shall be made only to officers and employees of the Company or one of its Subsidiaries who are residents of the United Kingdom.

3.	Restricted Delivery of Awards. Any payments made pursuant to this Sub-Plan shall be made only in common shares of the Company. For the avoidance of doubt, and without limitation, dividend equivalents granted pursuant to Article 14 of the Plan may be delivered only in Shares and no earlier than the Shares to which they relate are delivered under the Award.

4.	Restricted Beneficiary Designation. For purposes of grants made pursuant to this Sub-Plan, the persons to whom any benefit may be designated under Article 15 of the Plan shall be limited to a Participant’s children and step-children under the age of eighteen, spouses and surviving spouses and civil partners (within the meaning of the United Kingdom Civil Partnerships Act 2004) and surviving partners.

5.	Inapplicability of Certain Provisions of Plan. For purposes of grants made pursuant to this Sub-Plan, the entireties of Articles 7 and 13 of the Plan are not applicable to said grants.

6.	Modification of Certain Provisions of Plan. For purposes of grants made pursuant to this Sub-Plan:

(a)	[Article 8 (Restricted Stock and Restricted Stock Units): Article 8 of the Plan shall be extended by the addition of the following sub-Article:
“8.8 Section 430 Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditional upon the Participant making a joint election with the Company or a Subsidiary with respect to the Award under Section 430(1) of the United Kingdom Income Tax (Earnings and Pensions) Act 2003.”]
(b)	Article 16 (Rights of Participants): The following paragraph shall be added to Article 16.1:
“Any Participant who leaves the employment of the Company or any Subsidiary shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which they might otherwise have enjoyed whether such compensation is claimed by way of damages for breach of contract or by way of compensation for loss of office or otherwise.”
(c)	Article 19 (Withholding): Article 19.1 shall be amended to read as follows:
“The Company or any Subsidiary shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or a Subsidiary any amounts to satisfy federal, state and local taxes, domestic or foreign required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. Foreign taxes shall, for these purposes, include without limitation, any United Kingdom primary class 1 (employee’s) national insurance contributions and, if so agreed specifically between the Company and the Participant, any United Kingdom secondary class 1 (employer’s) national insurance contributions.”
7.	Incorporation of Remaining Plan Provisions. With the exception of the provisions noted above, the provisions of the Plan will apply or be available to all grants made pursuant to this Sub-Plan.

THE SCOTTS MIRACLE-GRO COMPANY
By:
Title:

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